Exhibit 10.5

EXECUTION VERSION

SECOND AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT

THIS SECOND AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) is entered into as of October 26, 2020, among TEXAS-NEW MEXICO POWER COMPANY, a Texas corporation (the “Borrower”), the Lenders party hereto and KEYBANK, NATIONAL ASSOCIATION, as Administrative Agent for the Lenders (in such capacity, the “Administrative Agent”), with MUFG Bank, Ltd., as the sole bookrunner and lead arranger solely in connection with this Amendment (the “Lead Arranger”). Capitalized terms used herein and not otherwise defined shall have the meanings assigned thereto in the Credit Agreement (as defined below).

R E C I T A L S

WHEREAS, the Borrower, the Lenders party thereto and the Administrative Agent are parties to that certain Third Amended and Restated Credit Agreement, dated as of September 25, 2017 (as amended by a First Amendment to Third Amended and Restated Credit Agreement dated April 19, 2019, and as further amended or modified from time to time, the “Credit Agreement”);

WHEREAS, the Borrower has requested certain modifications to the Credit Agreement as described below; and

WHEREAS, the Administrative Agent and the Lenders party hereto are willing to agree to such modifications and the other provisions contained herein, subject to the terms set forth herein as more fully set forth below.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

A G R E E M E N T

1. Amendment to Credit Agreement. Effective as of the date first written above and subject to the conditions set forth in Section 3 below, the Credit Agreement is hereby amended as follows:

(a) The definition of “Change of Control” in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Change of Control” means the occurrence of any of the following: (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all Capital Stock that such person or group has the right to acquire (other than pursuant to the Merger Agreement) (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of twenty-five percent (25%) of the Capital Stock of the Parent entitled to vote for members of the board of directors or equivalent governing body of the Parent on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); (b) during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Parent cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or (c) the Parent shall cease to own, directly or indirectly, and free and clear of all Liens or other encumbrances (other than any Lien in favor of the lenders under any Material Credit Agreement securing Indebtedness thereunder), at least 100% of the outstanding Voting Stock of the Borrower on a fully diluted basis.

(b) Section 1.1 of the Credit Agreement is hereby amended to insert the following new definition alphabetically therein:

“Merger Agreement” means that certain Agreement and Plan of Merger dated October 20, 2020, among Avangrid, Inc., NM Green Holdings, Inc. and the Parent, as amended, restated or otherwise modified from time to time, but without giving effect to any amendment, waiver or consent that is materially adverse to the interests of the Lenders in their respective capacities as such without the consent of the Administrative Agent.

(a) Section 8.2 of the Credit Agreement is hereby amended to delete the phrase “enter into any transaction of merger” now appearing in clause (a) thereof and to substitute the following therefor: “merge with or into any other Person”.

2. Parent Merger Agreement; Waivers.

(a) The Borrower has informed the Administrative Agent and the Lenders that (i) the Parent has entered into that certain Agreement and Plan of Merger dated October 20, 2020, among Avangrid, Inc., NM Green Holdings, Inc. and the Parent (as amended, restated or otherwise modified from time to time, but without giving effect to any amendment, waiver or consent that is materially adverse to the interests of the Lenders in their respective capacities as such without the consent of the Administrative Agent, the “Merger Agreement”), and (ii) the entering into of the Merger Agreement is not expressly permitted pursuant to the definition of “Change of Control” or Section 8.2(a) of the Credit Agreement and an Event of Default could be construed to have occurred and be continuing pursuant to Sections 9.1(c) and 9.1(i) of the Credit Agreement (the “Potential Covenant Defaults”). In addition, other Defaults or Events of Default may have occurred and be continuing pursuant to Section 9.1(f)(ii) as a result of any cross-default arising thereunder from the entering into of the Merger Agreement pursuant to the terms of any other Indebtedness (the “Potential Cross Defaults”; and together with the Potential Covenant Defaults, and any other Default or Event of Default which may have occurred solely as a result of the Parent’s entering into the Merger Agreement, the “Potential Specified Defaults”).

(b) The Borrower has requested that the Administrative Agent and the Lenders waive each of the Potential Specified Defaults pursuant to Section 11.6 of the Credit Agreement. Effective as of the Effective Date (as defined below), and subject to the satisfaction of the conditions precedent set forth in Section 3 below, the Administrative Agent and the Lenders hereby agree to (i) waive each of the Potential Specified Defaults and (ii) waive any interest or fees that may have accrued at the post-Default rate pursuant to Section 3.1(b) of the Credit Agreement prior to the date hereof solely in connection with each of the Potential Specified Defaults.

2

(c) The Borrower acknowledges and agrees that the closing of the transactions described in the Merger Agreement shall constitute a “Change of Control” under the Credit Agreement and shall be prohibited pursuant to the terms of Section 8.2(a) of the Credit Agreement, as amended by this Amendment, and nothing contained in this Section 2 or elsewhere in this Amendment is intended to waive or limit or should be construed as waiving or limiting the Lenders’ rights and remedies relating to any Default or Event of Default resulting therefrom.

(d) The waivers set forth above shall be limited precisely as written and relate solely to the Potential Specified Defaults in the manner and to the extent described above, and nothing in this Amendment shall be deemed to (i) constitute a waiver of compliance by the Borrower with respect to any other term, provision or condition of the Credit Agreement, any other Credit Document or any other instrument or agreement referred to therein or (ii) prejudice any right or remedy that the Administrative Agent or the Lenders may now have or may have in the future under or in connection with the Credit Agreement, any other Credit Document or any other instrument or agreement referred to therein. For the avoidance of doubt, none of the Administrative Agent or the Lenders is hereby waiving, or agreeing to waive in the future, any other Default or Event of Default under the Credit Agreement. Nothing herein shall be construed to require the Administrative Agent or the Lenders to grant (or consent to) any future or additional waiver of any event under or in connection with the Credit Agreement or the transactions contemplated thereby.

3. Effectiveness. This Amendment shall be effective on the date of receipt by the Administrative Agent and the Lead Arranger of (i) copies of this Amendment duly executed by the Borrower, the Administrative Agent and the Required Lenders and (ii) the Administrative Agent’s and Lead Arranger’s and their affiliates’ fees and expenses (including fees and expenses of counsel for the Administrative Agent and the Lead Arranger) in connection with this Amendment (such date, the “Effective Date”).

4. Ratification of Credit Agreement. The term “Credit Agreement” as used in each of the Credit Documents shall hereafter mean the Credit Agreement as amended and modified by this Amendment and as amended and modified from time to time hereafter. Except as herein specifically agreed, the Credit Agreement, as amended by this Amendment, is hereby ratified and confirmed and shall remain in full force and effect according to its terms. Each party hereto acknowledges and consents to the modifications set forth herein and agrees that, other than as explicitly set forth in Sections 1 and 2 above, this Amendment does not impair, reduce or limit any of its obligations under the Credit Documents (including, without limitation, the indemnity obligations set forth therein) and that, after the date hereof, this Amendment shall constitute a Credit Document.

5. Authority/Enforceability. The Borrower represents and warrants as follows:

(a) It has taken all necessary action to authorize the execution, delivery and performance of this Amendment.

(b) This Amendment has been duly executed and delivered by the Borrower and constitutes the Borrower’s legal, valid and binding obligation, enforceable in accordance with its terms, except as such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

3

(c) No consent, approval, authorization or order of, or filing, registration or qualification with, any court or governmental authority or third party is required in connection with the execution, delivery or performance by the Borrower of this Amendment.

6. Representations and Warranties. The Borrower represents and warrants to the Lenders that (a) the representations and warranties of the Borrower set forth in Section 6 of the Credit Agreement are true and correct in all material respects (except to the extent that any such representation and warranty that is qualified by materiality, Material Adverse Effect or Material Adverse Change shall be true and correct in all respects) as of the date hereof, unless they specifically refer to an earlier date, except that all references in Section 6.7 of the Credit Agreement to December 31, 2016 shall be changed to December 31, 2019 for purposes hereof, (b) after giving effect to this Amendment, no event has occurred and is continuing which constitutes a Default or an Event of Default, and (c) it has no claims, counterclaims, offsets, credits or defenses to its obligations under the Credit Documents, or to the extent it has any, they are hereby released in consideration of the Lenders party hereto entering into this Amendment.

7. No Conflicts. The Borrower represents and warrants that the execution and delivery of this Amendment, the consummation of the transactions contemplated herein and in the Credit Agreement (before and after giving effect to this Amendment), and the performance of and compliance with the terms and provisions hereof by the Borrower will not (a) violate, contravene or conflict with any provision of its articles or certificate of incorporation, bylaws or other organizational or governing document, (b) violate, contravene or conflict with any law, rule, regulation (including, without limitation, Regulation U and Regulation X), order, writ, judgment, injunction, decree or permit applicable to the Borrower, (c) violate, contravene or conflict with contractual provisions of, or cause an event of default under, any indenture, loan agreement, mortgage, deed of trust, contract or other agreement or instrument to which the Borrower is a party or by which it or its properties may be bound, the violation of which would have or would be reasonably expected to have a Material Adverse Effect or (d) result in or require the creation of any Lien upon or with respect to the Borrower’s properties (except the Lien of the FMB Mortgage Documents in favor of the First Mortgage Bond Trustee).

8. Counterparts/Telecopy. This Amendment may be executed by one or more of the parties hereto on any number of separate counterparts, including both paper and electronic counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Signatures delivered by facsimile or PDF shall have the same force and effect as manual signatures delivered in person. This Amendment may be executed using Electronic Signatures (including, without limitation, facsimile and .pdf) and shall be considered an original, and shall have the same legal effect, validity and enforceability as a paper record. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the Administrative Agent of a manually signed paper hereof which has been converted into electronic form (such as scanned into PDF format), or an electronically signed communication converted into another format, for transmission, delivery and/or retention. For purposes hereof, “Electronic Signature” shall have the meaning assigned to it by 15 USC §7006, as it may be amended from time to time.

9. GOVERNING LAW. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[remainder of page intentionally left blank]

4

Each of the parties hereto has caused a counterpart of this Amendment to be duly executed and delivered as of the date first above written.

BORROWER:

TEXAS-NEW MEXICO POWER COMPANY, a Texas corporation

By:	/s/ Michael P. Mertz
Name:	Michael P. Mertz
Title:	Vice President and Treasurer

ADMINISTRATIVE AGENT:

KEYBANK, NATIONAL ASSOCIATION, as Administrative Agent and as a Lender

By:	/s/ Kevin D. Smith
Name:	Kevin D. Smith
Title:	Senior Vice President

LENDERS:

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Nancy R. Barwig
Name:	Nancy R. Barwig
Title:	Executive Director

MUFG UNION BANK, N.A., as a Lender

By:	/s/ Jeffrey P. Fesenmaier
Name:	Jeffrey P. Fesenmaier
Title:	Managing Director

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Gregory R. Gredvig
Name:	Gregory R. Gredvig
Title:	Director